Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301


                TIFFANY'S SALES AND EARNINGS UP IN THIRD QUARTER
                ------------------------------------------------

New York, N.Y., November 30, 2007 - Tiffany & Co. (NYSE: TIF) reported an 18% increase in its net sales for the three months (third quarter) ended October 31, 2007, reflecting strong sales in the U.S. and many international markets. Comparable store sales rose 8% in the U.S. and 10% (on a constant-exchange-rate basis) internationally. Net earnings increased dramatically due to strong operating performance and a gain on the sale-leaseback of Tiffany's flagship store in Tokyo.

Net sales in the third quarter increased 18% to $627,323,000. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales rose 16% due to a 9% increase in worldwide comparable store sales and sales from new stores.

In the nine-month period (year-to-date), net sales rose 18% to $1,885,614,000. On a constant-exchange-rate basis, net sales increased 17% and worldwide comparable store sales rose 10%.

During the quarter, the sale-leaseback of the multi-tenant building housing the Company's Tokyo flagship store was completed for proceeds of $328,000,000. The Company recorded as other operating income a pre-tax gain of $105,051,000, or $0.48 per diluted share after tax, and a deferred pre-tax gain of $75,244,000 will be amortized in SG&A expenses over a 15-year period. The Company contributed $10,000,000, or $0.04 per diluted share after tax, of the proceeds to The Tiffany & Co. Foundation. The


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sale-leaseback  of the  single-tenant  building  housing the Company's  flagship store in London was also completed in the third quarter for proceeds of $149,000,000; on that transaction, the entire pre-tax gain of $63,961,000 was deferred and will be amortized in SG&A expenses over a 15-year period.

Net earnings from continuing operations rose 208% in the third quarter to $100,445,000, or $0.72 per diluted share, from $32,625,000, or $0.23 per diluted share, in the prior year. Net earnings increased 239% to $98,890,000, or $0.71 per diluted share, compared with $29,142,000, or $0.21 per diluted share, in the prior year.

Year-to-date, net earnings from continuing operations rose 76% to $213,069,000, or $1.52 per diluted share, compared with $120,822,000, or $0.85 per diluted share, in the prior year. Net earnings rose 64% to $185,522,000, or $1.33 per diluted share, which included an after-tax charge of $22,602,000, or $0.16 per diluted share, related to the sale of Little Switzerland. Net earnings in the prior year were $113,428,000, or $0.80 per diluted share.

Michael J. Kowalski, chairman and chief executive officer, said, "Tiffany's focused growth strategies in distribution, merchandising and marketing continue to prove very effective. We are pleased with our overall businesses in the U.S. and internationally, as well as with product performance ranging from robust diamond jewelry sales to a healthy increase in silver jewelry sales."

Sales by channel of distribution were as follows:
-------------------------------------------------
     o U.S. Retail sales rose 12% to $302,673,000 in the third quarter and 16% to $946,692,000 in the year-to-date due to increases in transactions and in spending per transaction. Comparable store sales rose 8% in the quarter and 13% in the year-to-date. Sales in the New York flagship store surged 25% and 28% (benefiting from higher sales to local customers and foreign tourists), while comparable branch store sales increased 4% and 9%. During the quarter, the Company opened three new U.S. stores, including a store in Las Vegas (the



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          second in that market), Natick, MA and Wall Street, New York City. The
          Company operated 68 TIFFANY & CO. stores in the U.S. at the end of the quarter, versus 63 stores a year ago.

     o International Retail sales increased 22% to $270,845,000 in the third quarter and 18% to $777,875,000 in the year-to-date. On a constant-exchange-rate basis, sales rose 18% in the quarter and 16% in the year-to-date due to strong growth in most markets and an increase in Japan. Detailed sales results by geographical region are noted on the attached "Non-GAAP Measures" schedule. During the quarter, Tiffany opened six retail locations, including Nagoya Japan, Macau, Malaysia, Hong Kong, London and Mexico City. The Company operated 113 TIFFANY & CO. international stores and boutiques at the end of the period, versus 101 locations a year ago.

     o Direct Marketing sales rose 4% to $31,373,000 in the third quarter due to an increase in the average amount spent per order, and increased 9% to $104,772,000 in the year-to-date, due to increases in the number of orders and the average amount spent per order.

     o Other sales increased 137% to $22,432,000 in the third quarter and 114% to $56,275,000 in the year-to-date. Sales growth in both periods was largely due to wholesale sales of diamonds (which increased $12.5 million and $27.8 million). In addition, sales increased in the Company's IRIDESSE stores. Results for the Little Switzerland business have been recorded in discontinued operations.

Other financial highlights were as follows:
-------------------------------------------
     o Gross margin (gross profit as a percentage of net sales) was 53.7% in the third quarter (versus 54.0% in the prior year) and 54.7% in the year-to-date (versus 55.5%), with the declines largely due to increased wholesale sales of diamonds. The Company recorded LIFO inventory charges of $6,263,000 in the quarter and


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          $18,702,000 in the  year-to-date,  versus  charges of $10,444,000  and
          $19,911,000 in the prior year.

     o Selling, general and administrative ("SG&A") expenses in the third quarter and year-to-date included the Company's contribution of $10,000,000, or $0.04 per diluted share after tax, to The Tiffany & Co. Foundation. Excluding that contribution, SG&A expenses would have increased 16% in the third quarter and 14% in the year-to-date, reflecting higher labor and occupancy costs (largely tied to new and existing stores) and marketing expenses.

     o Other expenses, net in last year's third quarter and year-to-date included income and gains totaling $6,774,000, or $0.03 per diluted share after tax, associated with the sale of equity investments and marketable securities.

     o    The  Company's   effective  tax  rate  on  earnings  from   continuing
          operations was 33.7% in the third quarter, versus 33.3% a year ago, and 36.2% in the year-to-date, compared with 36.9% in the prior year.

     o The Company reported net losses of $1,555,000 in the third quarter and $27,547,000 in the year-to-date related to Little Switzerland. Year-to-date results included an after-tax charge of $22,602,000 related to the sale of Little Switzerland.

     o Net inventories at October 31, 2007 were 8% higher than a year ago due to new store openings, expanded product assortments, higher precious metal costs and expanded diamond manufacturing and sourcing operations.

     o The Company repurchased and retired 1,892,290 shares of its Common Stock in the third quarter at a total cost of $97,037,000, or an average cost of $51.28 per share. In November, the Company has spent $208,217,000 to repurchase 4,440,691 shares of its Common Stock at an average cost of $46.89 per share.

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


          Year-to-date through November 29th, the Company has repurchased 7,515,200 shares of its Common Stock at a total cost of $364,452,000, or an average cost of $48.50 per share. The Company now has $331 million available for repurchases through December 2009 under the currently authorized program.

     o The Company's cash and short-term investments increased to $391,120,000 at October 31, 2007, versus $56,933,000 in the prior year, and total short-term and long-term debt declined to $463,190,000 at October 31, 2007 from $660,569,000 a year ago. This reflected proceeds from the sale of the Tokyo and London properties and Little Switzerland. As a result, total debt as a percentage of stockholders' equity declined to 24% at October 31, 2007 from 39% a year ago.

Commenting on the full-year outlook, Mr. Kowalski said, "We are now one month into the all-important November-December holiday season and are pleased with overall sales growth that is meeting our expectations. This has been another active year for store openings and new product introductions, and we believe that Tiffany is competitively well-positioned in our industry. The vast majority of holiday season business is still ahead of us, so it is premature to extrapolate recent results or draw any conclusions about consumer spending. We will report those results on January 11th. Therefore, our current financial performance expectations for fiscal 2007 call for (i) net sales growth of approximately 15%, (ii) an improved operating margin from continuing operations due to sales leverage on SG&A expenses and (iii) net earnings from continuing operations per diluted share in a range of $2.69 - $2.74 which includes the $0.48 per diluted share after-tax gain from the sale of the Tokyo store and the $0.04 per diluted share after-tax contribution to The Tiffany & Co. Foundation (excluding those two items, it equates to $2.25 - $2.30 per diluted share and compares with a previous expectation of $2.22 - $2.27 per diluted share). Net earnings, which include the charge related to the sale of Little Switzerland and its losses from operations, are expected to be in a range of $2.49 - $2.54 per diluted share."



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


Today's Conference Call
-----------------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these
results   and   its   outlook.   Investors   may   listen   to   the   call   at
http://investor.tiffany.com (click on "Events and Presentations").

Next Scheduled Announcement
---------------------------
The Company expects to report sales results for the November-December holiday period on January 11, 2008 with a conference call at 8:30 a.m. (EST) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com (click on "E-Mail Alerts").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, operating margin and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                     # # #

TIF - e


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                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its international sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following tables reconcile sales percentage increases (decreases) from the GAAP to the non-GAAP basis:


                                    Third Quarter 2007 vs. 2006                   Year-to-Date 2007 vs. 2006
                              -----------------------------------------    ------------------------------------------
                                             Trans-      Constant-                         Trans-       Constant-
                                  GAAP       lation      Exchange-             GAAP        lation       Exchange-
                                Reported     Effect      Rate Basis          Reported      Effect       Rate Basis
                              -----------------------------------------    ------------------------------------------
Net Sales:
----------
Worldwide                          18%          2%           16%                18%           1%           17%
U.S. Retail                        12%           -           12%                16%            -           16%
International Retail               22%          4%           18%                18%           2%           16%
Japan Retail                        7%          1%            6%               (1)%         (2)%            1%
Other Asia-Pacific                 38%          5%           33%                38%           4%           34%
Europe                             29%          9%           20%                33%          10%           23%


Comparable Store Sales:
-----------------------
Worldwide                          11%          2%            9%                11%           1%           10%
U.S. Retail                         8%           -            8%                13%            -           13%
International Retail               14%          4%           10%                 9%           2%            7%
Japan Retail                        1%          2%          (1)%               (7)%         (3)%          (4)%
Other Asia-Pacific                 34%          5%           29%                29%           3%           26%
Europe                             23%          9%           14%                26%          10%           16%


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

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                    Three Months                      Nine Months
                                                                    Ended October 31,                 Ended October 31,
                                                             ----------------------------      ---------------------------
                                                                   2007            2006              2007           2006
                                                             ------------    ------------      ------------   ------------
Net sales                                                   $     627,323  $      531,834    $    1,885,614  $   1,601,847

Cost of sales                                                     290,186         244,483           855,036        712,926
                                                             ------------    ------------      ------------   ------------

Gross profit                                                      337,137         287,351         1,030,578        888,921

Other operating income                                            105,051              -            105,051             -

Selling, general and administrative expenses                      288,403         239,696           793,563        689,455
                                                             ------------    ------------      ------------   ------------

Earnings from continuing operations                               153,785          47,655           342,066        199,466

Other (income) expenses, net                                        2,306          (1,294)            8,139          7,849
                                                             ------------    ------------      ------------   ------------

Earnings from continuing operations before income taxes           151,479          48,949           333,927        191,617

Provision for income taxes                                         51,034          16,324           120,858         70,795
                                                             ------------    ------------      ------------   ------------

Net earnings from continuing operations                           100,445          32,625           213,069        120,822

Loss from discontinued operations, net of tax                      (1,555)         (3,483)          (27,547)        (7,394)
                                                             ------------    ------------      ------------   ------------

Net earnings                                                $      98,890  $       29,142    $      185,522  $     113,428
                                                             ============    ============      ============   ============


Net earnings from continuing operations per share:

  Basic                                                     $        0.74  $         0.24    $         1.56  $        0.87
                                                              ============    ============      ============   ============
  Diluted                                                   $        0.72  $         0.23    $         1.52  $        0.85
                                                              ============    ============      ============   ============

Net earnings per share:

  Basic                                                     $        0.73  $         0.21    $         1.36  $        0.81
                                                              ============    ============      ============   ============
  Diluted                                                   $        0.71  $         0.21    $         1.33  $        0.80
                                                              ============    ============      ============   ============


Weighted-average number of common shares:

  Basic                                                           136,124         136,753           136,452        139,288
  Diluted                                                         139,487         138,872           139,943        141,647





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                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                              October 31,         January 31,         October 31,
                                                                     2007                2007                2006
                                                         -----------------   -----------------    ----------------
ASSETS
------
Current assets:
Cash and cash equivalents and short-term investments      $       391,120     $       190,508      $       56,933
Accounts receivable, net                                          168,678             165,594             148,608
Inventories, net                                                1,345,730           1,146,674           1,247,089
Deferred income taxes                                              65,377              72,934              78,206
Prepaid expenses and other current assets                          91,682              57,460              69,002
Assets held for sale                                                   -               73,474              67,584
                                                             -------------       -------------       -------------

Total current assets                                            2,062,587           1,706,644           1,667,422

Property, plant and equipment, net                                757,542             912,143             908,844
Other assets, net                                                 312,969             193,465             195,659
Assets held for sale - noncurrent                                      -               33,258              38,094
                                                             -------------       -------------       -------------

                                                          $     3,133,098     $     2,845,510      $    2,810,019
                                                             =============       =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                     $        59,843     $       106,681      $      237,447
Current portion of long-term debt                                   5,552               5,398               6,259
Accounts payable and accrued liabilities                          204,579             198,471             210,218
Income taxes payable                                               95,816              62,979               9,620
Merchandise and other customer credits                             67,092              61,511              58,722
Liabilities held for sale                                              -               17,631              13,293
                                                             -------------       -------------       -------------

Total current liabilities                                         432,882             452,671             535,559

Long-term debt                                                    397,795             406,383             416,863
Pension/postretirement benefit obligations                        100,712              84,466              77,573
Other long-term liabilities                                       275,436              92,718              89,127
Liabilities held for sale - noncurrent                                 -                4,377               4,227
Stockholders' equity                                            1,926,273           1,804,895           1,686,670
                                                             -------------       -------------       -------------

                                                          $     3,133,098     $     2,845,510      $    2,810,019
                                                             =============       =============       =============







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